Exhibit 10.3

DANAHER DEFERRED COMPENSATION PLAN EFFECTIVE JANUARY 1, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    3
ARTICLE II PARTICIPATION    6
ARTICLE III CREDITING OF ACCOUNTS    7
ARTICLE IV VESTING OF ACCOUNTS    10
ARTICLE V DISTRIBUTION OF BENEFITS    11
ARTICLE VI CLAIMS AND ADMINISTRATION    15
ARTICLE VII STATUS OF PLAN    18
ARTICLE VIII PLAN AMENDMENT OR TERMINATION    19
ARTICLE IX MISCELLANEOUS    20

DANAHER DEFERRED COMPENSATION PLAN
WHEREAS, Danaher Corporation sponsors the Danaher Corporation & Subsidiaries Executive Deferred Incentive Program which allowed a select group of management and highly compensated employees of Danaher Corporation and its subsidiaries an opportunity to defer compensation before January 1, 2019; and
WHEREAS, as of January 1, 2019, this Danaher Deferred Compensation Plan (the “Plan”) is established to allow a select group of management and highly compensated employees of Danaher Corporation and its subsidiaries to defer salary and annual incentive compensation.
NOW, THEREFORE, in order to accomplish such purpose, the Plan Sponsor has adopted, by appropriate resolutions, this Plan effective as of January 1, 2019. It is intended that this Plan shall be unfunded for purposes of the Code and shall constitute an unfunded pension plan maintained for a select group of management and highly compensated employees for purposes of Title I of ERISA, and shall comply with Code section 409A and all formal regulations, rulings, and guidance issued thereunder.

ARTICLE I

DEFINITIONS
As used in this Plan, each of the following terms shall have the respective meaning set forth below unless a different meaning is plainly required by the content.
1.1    Account. The total amount held in a bookkeeping account under the Plan for a Participant, consisting of his or her Deferral Account(s).
1.2    Administrator. The individual or committee appointed by the Plan Sponsor to administer the Plan.
1.3    Beneficiary. An individual or entity entitled to receive any benefits under this Plan that are payable upon a Participant's death.
1.4    Bonus. With respect to a Participant for a Plan Year, the amount for the Plan Year that shall be determined to have been earned by the Participant in accordance with the Employer's annual cash incentive program.
1.5    Bonus Deferral Amount. With respect to a Participant for a Plan Year, an amount of the Participant's Bonus for the applicable Plan Year that the Participant has elected to defer pursuant to Section 3.1.
1.6    Code. The Internal Revenue Code of 1986, as it may be amended from time to time.
1.7    Common Stock. The common stock of the Plan Sponsor.
1.8    Common Stock Price. With respect to a specified date as of which the price of shares of Common Stock shall be determined, the closing sale price on that date or, if the given date is not a trading day, the closing sale price for the immediately preceding trading day.

1.9    Deferral Account. A bookkeeping account established under Section 5.1 to which a Participant’s Salary Deferral Amounts and Bonus Deferral Amounts are allocated. Each Participant’s Account shall contain one (1) Deferral Account for each Plan Year with respect to which the Participant deferred Salary Deferral Amounts or Bonus Amounts.
1.10    Earnings Crediting Rate. With respect to a Participant, the rate at which nominal earnings shall be credited to, or nominal losses shall be deducted from, all or a designated portion of the Participant's Account, as determined pursuant to Section 3.2 of the Plan.
1.11    Effective Date. January 1, 2019.
1.12    Eligible Employee. An Employee who, pursuant to a determination made by the Administrator, in its sole discretion, prior to the first day of an applicable Plan Year, is an Eligible Employee with respect to such Plan Year. The Administrator may, in its sole discretion, designate any newly hired Employee as an Eligible Employee under the Plan, but only to the extent the Administrator determines such newly hired Employee belongs in a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). Notwithstanding the foregoing, an active participant in the Danaher Corporation & Subsidiaries Executive Deferred Incentive Program shall not be an Eligible Employee.

1.13    Employee. An Employee is an employee who performs services for an Employer.
1.14    Employer. (a) The Plan Sponsor or (b) an employer that is a member of the Plan Sponsor's "controlled group of corporations, trades, or businesses," as such term shall be defined in Code Sections 414(b) and 414(c), and that has adopted this Plan with the approval of the Plan Sponsor.
1.15    Employment Termination Date. With respect to a Participant, the date that the Participant separates from service with all Employers, whether by death, retirement, or other termination of employment, in a manner consistent with the definition in Treasury Regulation section 1.409A-1(h).
1.16    ERISA. The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.17    Participant. An Eligible Employee or former Eligible Employee who is participating in this Plan pursuant to Article II.
1.18    Participation Date. With respect to an Eligible Employee, the date (if any) as of which the Eligible Employee shall initially become a Participant as determined pursuant to Section 2.1.
1.19    Payroll Period. With respect to an Eligible Employee, a period with respect to which the Eligible Employee receives a pay check or otherwise is paid for services that he or she performs during the period for an Employer.
1.20    Plan. The Danaher Deferred Compensation Plan, as it is set forth herein and as it may be amended from time to time.
1.21    Plan Sponsor. Danaher Corporation.
1.22    Plan Year. The calendar year.
1.23    Salary. With respect to a Participant for a Payroll Period, the total cash compensation (if any) that is payable to the Participant by any Employer during the Payroll Period and that would be reportable on the Participant's federal income tax withholding statement (Form W-2) or would be reportable but such amount is not includible in the gross income of the Participant under Code Sections 125, 132(f)(4), or 402(e)(3), including but not limited to salary and overtime pay, plus remuneration as defined in Code Section 3401(a)(8)(A) to the extent not otherwise reported on the Participant's Form W-2 (excluding housing, COLA, tax equalization, hardship and special allowances); but excluding amounts attributable to Bonuses, hiring bonuses, long-term incentive awards, equity awards, exercised stock options, severance benefits or other variable compensation.

1.24    Salary Deferral Amount. With respect to a Participant for a Plan Year, an amount of the Participant's Salary for a Payroll Period during the Plan Year that the Participant has elected to defer pursuant to Section 3.1.
1.25    Valuation Date. The monthly or other periodic date selected by the Administrator to value Participants’ Accounts.

1.26    Year of Service. With respect to a Participant, a Year of Service has the same meaning as defined in the Danaher Corporation & Subsidiaries Savings Plan, as it may be amended from time to time.

ARTICLE II

PARTICIPATION
2.1    Commencement of Participation. An Eligible Employee shall become a Participant as of the date that is the first (1st) day of a month and that coincides with or follows the later of January 1, 2019, or the date that the individual became an Eligible Employee.
2.2    Termination of Participation. A Participant who ceases being an Employee or an Eligible Employee shall cease being a Participant as of the earlier of the Participant’s date of death or the date as of which the Participant’s vested portion of his or her Account (as determined subsequent to any crediting of his or her Account under the Plan) equals zero (0).

ARTICLE III

CREDITING OF ACCOUNTS
3.1    Deferral Accounts.
(a)    Election to Defer. Subject to this Section 3.1:
(i)    Bonus Deferral Amounts. A Participant who is an Eligible Employee may elect to have a percentage of his or her Bonus for a Plan Year deferred as a Bonus Deferral Amount for the applicable Plan Year; provided that the actual amount deferred shall not exceed eighty-five percent (85%) of such Bonus for the Plan Year.
(ii)    Salary Deferral Amounts. A Participant who is an Eligible Employee may elect to have an amount of his or her Salary for each Payroll Period in a Plan Year deferred as a Salary Deferral Amount. A Participant may only elect to have deferred as a Salary Deferral Amount a whole percentage not to exceed eighty-five percent (85%) of such Salary for a Payroll Period.
(b)    Election Procedures. Subject to any further procedures established by the Administrator pursuant to Article V, any election made by a Participant pursuant to Subsection (a) above shall be subject to the procedures described in Paragraphs (i) through (iv) below:
(i)    Initial Opportunity to Defer.
(A)    Bonus Deferral Amounts. A Participant may, in the Administrator’s sole discretion, elect to have a Bonus Deferral Amount deferred on his or her behalf with respect to the Participant's Bonus for the Plan Year in which the Participant's Participation Date occurs by so indicating on the enrollment form provided by the Administrator, which shall be consistent with the requirements of Treasury Regulation section 1.409A-2(a)(7).
(B)    Salary Deferral Amounts. A Participant may, in the Administrator’s sole discretion, elect to have Salary Deferral Amounts deferred on his or her behalf with respect to the Participant's Salary for the Plan Year in which the Participant's Participation Date occurs by so indicating on the enrollment form provided by the Administrator, which shall be consistent with the requirements of Treasury Regulation section 1.409A-2(a)(7). Such election shall be effective for Payroll Periods during such Plan Year or the remainder of such Plan Year, as applicable, beginning as soon as administratively possible on or after the latest of (I) the Participant's Participation Date, or (II) the date that the Participant files the properly completed enrollment form with the Administrator.
(ii)    Annual Opportunities to Defer.
(A)    Bonus Deferral Amounts. A Participant may elect to have a Bonus Deferral Amount deferred on his or her behalf with respect to the Participant's Bonus for a Plan Year by properly completing an election form provided by the Administrator and filing the form with the Administrator in accordance with the Administrator’s procedures prior to the first (1st) day of such Plan Year.
(B)    Salary Deferral Amounts. A Participant may elect to have Salary Deferral Amounts deferred on his or her behalf with respect to the Participant's Salary for a Plan Year by properly completing an election form provided by the Administrator and filing the form with the Administrator in accordance with the Administrator’s procedures prior to the first (1st) day of such Plan Year.
(iii)    No Revocations. A Participant may not, at any time, revoke a previous election with respect to a Bonus Deferral Amount or Salary Deferral Amounts.
(iv)    Termination of Election. A Participant's election concerning a Bonus Deferral Amount or Salary Deferral Amounts shall terminate on the date as of which the last amount or the only amount, as applicable, designated to be withheld under such election shall be withheld. Notwithstanding the foregoing, a Participant’s election concerning a Bonus Deferral Amount or Salary Deferral Amounts shall terminate (i) upon the date an in-service distribution is made to the Participant of all or a part of his Account in the event that the Participant has an unforeseeable emergency pursuant to Section 5.3, or (ii) upon the date a hardship distribution is made to the Participant within the meaning of Treasury Regulation section 1.401(k)-1(d)(3). A Participant’s election concerning a Bonus Deferral Amount or Salary Deferral Amounts shall apply only with respect to Bonus Deferral Amount or Salary Deferral Amounts earned in the Plan Year designated on the enrollment form or election form provided by the Administrator and shall not apply to amounts earned in any other Plan Year.
(c)    Crediting of Deferral Amounts. A Participant’s Salary Deferral Amounts and Bonus Deferral Amounts with respect to a Plan Year shall be credited to the Participant’s Deferral Account established for such Plan Year. Such Salary Deferral Amounts and Bonus Deferral Amounts shall be credited as soon as administratively practicable after the time such Salary Deferral Amounts and Bonus Deferral Amounts would have otherwise been paid to the Participant.
3.2    Crediting of Earnings.
(a)    Elections. A Participant may elect the Earnings Crediting Rate that shall apply to all or a designated portion of the Participant’s Account from the investment options that the Administrator shall from time to time designate, in accordance with rules established by the Administrator. A Participant makes his or her initial election of the Earnings Crediting Rate(s) that shall apply to the Participant's Account by properly completing an investment option form and filing it with the Administrator. A Participant who has filed an investment option form with the Administrator may elect to change his or her investment election with respect to either the investment of future amounts credited to the Participant's Account and/or the investment of all or a designated portion of the current balance of the Participant's Account by so designating on a new investment option form and filing the form with the Administrator or, in accordance with procedures adopted by the Administrator, by so notifying the Administrator in any manner acceptable to the Administrator; provided, however, that a Participant may not change his or her investment election with respect to any portion of his or her Account deemed invested in notional shares of Common Stock and any such election of notional shares of Common Stock as an investment option shall be irrevocable and remain in effect until the Participant's Account is distributed pursuant to the terms of the Plan. Except as otherwise provided by the Administrator with respect to one (1) or more investment options, any initial investment election made pursuant to this Paragraph shall be effective as soon as administratively possible, and any subsequent investment election made pursuant to this Paragraph shall be effective as soon as administratively possible after the date that the Participant files the investment option form with the Administrator or otherwise notifies the Administrator of his or her election, and each investment election shall continue in effect until the effective date of a subsequent investment election properly made. Notwithstanding the foregoing, with respect to any Participant who is required to file reports with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, and the rules promulgated thereunder, if the

Participant has elected notional shares of Common Stock as an investment option that shall apply to all or a portion of his or her Account, such investment option and Earnings Crediting Rate shall not become effective with respect to any amounts deferred until the earliest of the last Friday (or if such Friday is a New York Stock Exchange holiday, the immediately preceding day that is not a holiday or weekend day for purposes of the New York Stock Exchange) of the month of April, July, October, or January immediately following the date such amounts were deferred, and during the period from the date of deferral until such April, July, October, or January date, as applicable, the investment options and Earnings Crediting Rate that shall apply to such deferred amounts shall be the fixed income fund investment option, or such other investment option as the Administrator shall determine.
The Administrator shall adopt and may amend procedures to be followed by Participants in electing Earnings Crediting Rate(s) and, pursuant thereto, the Administrator may, among other actions, format investment option forms and establish deadlines for elections.
(b)    No Election. The Administrator shall from time to time designate a fixed income fund or other investment option that shall be used to establish the Earnings Crediting Rate that shall apply to the Account of any Participant who has not made an investment option election.
(c)    Earnings Credits. As of each Valuation Date, the Administrator shall determine the earnings credit applicable to the Account of each Participant since the prior Valuation Date.
(d)    Accounting. The value of each Participant's Account will be adjusted as of each Valuation Date to reflect contributions, earnings, interest, gains, losses, distributions, and expenses experienced since the prior Valuation Date.

ARTICLE IV

VESTING OF ACCOUNTS
4.1    Vesting. A Participant's interest in his or her Account will be nonforfeitable.

ARTICLE V

DISTRIBUTION OF BENEFITS
5.1    Establishment of Accounts.
A Deferral Account shall be established for a Participant for each Plan Year with respect to which the Participant completes an enrollment form or election form in accordance with Section 3.1. At such time, the Participant shall designate the time and form of payment of such Deferral Account from among the following available options:
(a)    Timing. Subject to Section 5.1(d) below, the Participant shall designate the Deferral Account to be paid or commence payment upon one of the following payment events:
(i)    Upon the Participant’s Employment Termination Date, with the payment commencing on the first day of the month following such date below as elected by the Participant:
(A)     the Participant’s Employment Termination Date;
(B)    the last day of the six (6) month period commencing on the Participant’s Employment Termination Date;
(C)    the last day of the twelve (12) month period commencing on the Participant’s Employment Termination Date; or
(D)    the last day of the twenty-four (24) month period commencing on the Participant’s Employment Termination Date.
(ii)    Upon a fixed date not less than three (3) years following the year the Deferral Account is established.
Notwithstanding the foregoing, if the Participant designates his or her Deferral Account to be paid or commence payment upon a fixed date, and his or her Employment Termination Date occurs prior to such fixed date, the Deferral Account shall be paid upon the payment event designated by the Participant pursuant to subsection (i) above or, if the Participant has not made such a designation, upon the first day of the month following the Participant’s Employment Termination Date.
If the Administrator determines that the Participant has not properly designated a time of payment for a Deferral Account in accordance with the terms of this Section 5.1 or the procedures established by the Administrator, such Participant shall be deemed to have designated the Deferral Account to be payable upon the first day of the month following the Participant’s Employment Termination Date.
(b)    Form. With respect to each payment event described in Section 5.1(a), the Participant may designate the Deferral Account to be paid upon such payment event as either:
(i)    A lump sum; or
(ii)    In annual installments over no more than ten (10) years.

If the Administrator determines that the Participant has not properly designated a form of payment for a Deferral Account in accordance with the terms of this Section 5.1 or the procedures established by the Administrator, such Participant shall be deemed to have designated the Deferral Account to be payable in a lump sum.
If a Deferral Account is to be distributed in installments, the first installment shall be made on the applicable date described in Section 5.1(a) (including any delay in payment pursuant to Section 5.1(d), if applicable), and each subsequent installment thereafter shall be made on the anniversary of the first installment until all installment payments of the amount have been paid to the Participant. The amount of each installment payment shall equal the quotient of (A) the total remaining balance in the Deferral Account as of the Valuation Date immediately prior to the date on which such installment payment is scheduled to be paid, divided by (B) the number of installment payments remaining in the applicable period of annual installments. The entitlement to a series of installment payments under this Plan shall be treated as the entitlement to a single payment, and each such installment payment shall not be considered a separate payment hereunder.
(c)    Medium. Any portion of a Participant’s Deferral Account that is deemed invested in shares of Common Stock shall be paid in shares of Common Stock. Any portion of a Participant’s Deferral Account that is not deemed invested in shares of Common Stock shall be paid in cash.
(d)    Special Payment Rule for Specified Employees. Notwithstanding the foregoing, distributions may not be made to a Specified Employee due to the Participant’s Employment Termination Date other than on account of death before the first day of the month following the last day of the six (6) month period commencing on the Participant’s Employment Termination Date, or, if earlier, the Participant’s date of death. Installment payments that would have commenced during the period of delay will commence as of the next monthly payment date following the period of delay.
For purposes of the Plan, “Specified Employee” shall mean an Employee who is a “key employee” as such term is defined in Code section 416(i) without regard to Code section 416(i)(5). For purposes of determining which Employees are key employees, an Employee is a key employee if the Employee meets the requirements of Code section 416(i)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on an identification date (which shall be December 31st of each calendar year); provided, however, that all Employees who are nonresident aliens during the entire 12-month period ending with the relevant identification date shall be excluded in any such determination.
5.2    Distributions upon Death.
(a)    Acceleration of Payment. Upon the death of a Participant, the Beneficiary or Beneficiaries of the deceased Participant shall receive the remaining unpaid portion of the Participant’s Account as a lump sum as soon as practicable following the Participant’s death, but no later than the last day of the first Plan Year following the Plan Year in which the Participant’s death occurred.
(b)    Beneficiaries. The Administrator shall provide to each new Participant a form on which he or she may designate (i) one or more Beneficiaries who shall receive all or a portion of the Participant’s Account upon the Participant's death, including any Beneficiary who shall receive any such amount only in the event of the death of another Beneficiary; and (ii) the percentages to be paid to each such Beneficiary (if there is more than one). A Participant may change his or her or her Beneficiary designation from time to time by filing a new form with the Administrator. No such Beneficiary designation shall be effective unless and until the Participant has properly filed the completed form with the Administrator in accordance with procedures established by the Administrator. A Beneficiary designation form that designates the spouse of a Participant as his or her Beneficiary (whether or not any other Beneficiary is also designated) shall be void with respect to the designation of the spouse upon the divorce of the Participant and the spouse with the result that the Participant's former spouse shall not be a Beneficiary unless the Participant files a new form with the Administrator and designates his or her former spouse as a Beneficiary. If a deceased Participant is not survived by a designated Beneficiary or if no Beneficiary was effectively designated, the Participant's Beneficiary shall be deemed to be the Participant's spouse and, if there is no spouse, the Participant's estate. If a designated Beneficiary is living at the death of the Participant but dies before receiving any or all of the portion of the Account to which the Beneficiary was entitled, such remaining portion shall be paid in a lump sum to the estate of the deceased Beneficiary as soon as practicable following the Beneficiary’s death, but no later than the last day of the first Plan Year following the Plan Year in which the Beneficiary’s death occurred.
5.3    In-Service Distribution for Unforeseeable Emergency. The Administrator may, but shall not be required to, establish procedures under which an in-service distribution may be made to a Participant of all or a part of his Account in the event that the Participant has an unforeseeable emergency, as described in Subsection (a) below, and the distribution is reasonably needed to satisfy the unforeseeable emergency, as described in Subsection (b) below, and the distribution complies with Treasury Regulation section 1.409A-3(a)(6):
(a)    Unforeseeable Emergency. With respect to a Participant, an unforeseeable emergency is severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a "dependent" of the Participant, as such term shall be defined in Code Section 152(a); loss of the Participant's property due to casualty; or another similar extraordinary and unforeseeable set of circumstances arising as a result of events beyond the control of the Participant.
(b)    Distribution Reasonably Necessary to Satisfy Emergency. A distribution shall be deemed to be reasonably necessary to satisfy a Participant's unforeseeable emergency if the following requirements are met and the distribution otherwise complies with Treasury Regulation section 1.409A-3(i)(3)(ii):
(i)    The distribution does not exceed the amount of the Participant's financial need plus amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution;
(ii)    The Participant's financial need cannot be relieved:
(A)    Through reimbursement or compensation by insurance or otherwise,
(B)    By liquidation of the Participant's assets, to the extent that such liquidation would not itself cause severe financial hardship, or
(C)    By the termination of the Participant’s election (if any) with respect to a Bonus Deferral Amount or Salary Deferral Amounts.

5.4    Subsequent Changes in Time of Payment and Form of Distribution. A Participant may elect to delay a payment of a Deferral Account or to change the form of distribution of a Deferral Account provided that the following conditions are met:
(a)    Any election under this Section 5.4 shall not take effect until a date that is at least twelve (12) months after the date on which the election is made.
(b)    The payment with respect to which an election under this Section 5.4 is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid.
(c)    Any election under this Section 5.4 shall be made on a date that is not less than twelve (12) months prior to the date the payment is originally scheduled to be made.
A Participant’s election under this Section 5.4 shall only apply to the Deferral Account(s) that are specifically identified by the Participant in the election. The election will apply to all payment events elected for the applicable Deferral Account(s), unless the election specifies otherwise.
5.5    Permitted Payment Delays. To the extent compliant with Code section 409A, payment of a Participant’s Account may be delayed to a date after the designated payment date under either of the following two circumstances:
(a)    Where the Plan Sponsor reasonably anticipates that an Employer’s deduction with respect to the payment of an amount would otherwise be limited or eliminated by application of Code section 162(m); provided, however, that such payment shall be made to the Participant (i) during the Participant's first taxable year in which the Plan Sponsor reasonably anticipates that the deduction of such payment will not be limited or eliminated by the application of Code section 162(m), or, if later, (ii) during the period beginning with the Participant’s Employment Termination Date and ending on the later of (A) the last day of the taxable year of the Plan Sponsor in which the Participant's Employment Termination Date occurs or (B) the fifteenth (15th) day of the third month following the Participant's Employment Termination Date.
(b)    Where the Plan Sponsor reasonably anticipates that the making of the payment of the amount will violate Federal Securities laws or other applicable law; provided, however, that such payment will be made to the Participant at the earliest date at which the Plan Sponsor reasonably anticipates that the making of such payment will not cause such violation.
5.6    Permitted Payment Accelerations. The Administrator may, in its sole discretion, accelerate the payment timing of all or a portion of a Participant’s Account to the extent permissible under Treasury Regulation section 1.409A-3(j)(4).

ARTICLE VI

CLAIMS AND ADMINISTRATION
6.1    Applications. A Participant or the Beneficiary of a deceased Participant who is or may be entitled to benefits under this Plan shall apply for such benefits in writing if and as required by the Administrator, in his or her sole discretion.
6.2    Information and Proof. A Participant or the Beneficiary of a deceased Participant shall furnish all information and proof required by the Administrator for the determination of any issue arising under the Plan including, but not limited to, proof of marriage to a Participant or a certified copy of the death certificate of a Participant. The failure by a Participant or the Beneficiary of a deceased Participant to furnish such information or proof promptly and in good faith, or the furnishing of false or fraudulent information or proof by the Participant or Beneficiary, shall be sufficient reason for the denial, suspension, or discontinuance of benefits thereto and the recovery of any benefits paid in reliance thereon.
6.3    Notice of Address Change. Each Participant and any Beneficiary of a deceased Participant who is or may be entitled to benefits under this Plan shall notify the Administrator in writing of any change of his or her address.
6.4    Claims Procedure.
(a)    Claim Denial. The Administrator shall provide adequate notice in writing to any Participant or Beneficiary of a deceased Participant whose application for benefits has been wholly or partially denied. Such notice shall include the reason(s) for denial, including references, when appropriate, to specific Plan provisions; a description of any additional information necessary for the claimant to perfect the claim, if applicable and an explanation of why such information is necessary; and a description of the claimant's right to appeal under Subsection (b) below.
The Administrator shall furnish such notice of a claim denial within ninety (90) days after the date that the Administrator received the claim. If special circumstances require an extension of time for deciding a claim, the Administrator shall notify the claimant in writing thereof within such ninety (90)-day period and shall specify the date a decision on the claim shall be made, which shall not be more than one hundred eighty (180) days after the date that the Administrator received the claim. Then, the Administrator shall furnish any denial notice on the claim by the later date so specified.
(b)    Appeal Procedure. A claimant or his or her duly authorized representative shall have the right to file a written request for review of a claim denial within sixty (60) days after receipt of the denial, to review pertinent documents, records and other information relevant to his or her claim without charge (including items used in the determination, even if not relied upon in making the final determination and items demonstrating consistent application and compliance with this Plan's administrative processes and safeguards), and to submit comments, documents, records, and other information relating to the claim, even if the information was not submitted or considered in the initial determination.
(c)    Decision Upon Appeal. In considering an appeal made in accordance with Subsection (b) above, the Administrator shall review and consider any written comments, documents, records, and other information relating to the claim, even if the information was not submitted or considered in the initial determination by the claimant or his or her duly authorized representative. The claimant or his or her representative shall not be entitled to appear in person before any representative of the Administrator.
The Administrator shall issue a written decision on an appeal within sixty (60) days after the date the Administrator receives the appeal together with any written comments relating thereto. If special circumstances require an extension of time for a decision on an appeal, the Administrator shall notify the claimant in writing thereof within such sixty (60)-day period. Then, the Administrator shall furnish a written decision on the appeal as soon as possible but no later than one hundred twenty (120) days after the date that the Administrator received the appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant and shall include specific references to the pertinent Plan provisions on which the decision is based. If the claimant loses on appeal, the decision shall include the following information provided in a manner calculated to be understood by the claimant: (1) the specific reason(s) for the adverse determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a statement of the claimant's right to receive at no cost information and copies of documents relevant to the claim, even if such information was not relied upon in making determinations; and (4) a statement of the claimant's rights to sue under ERISA.
6.5    Status, Responsibilities, Authority and Immunity of Administrator.
(a)    Appointment and Status of Administrator. The Plan Sponsor shall appoint the Administrator. The Plan Sponsor may remove the Administrator and appoint another Administrator or, if the Administrator is a committee, the Plan Sponsor may remove any or all members of the committee and appoint new members. The Administrator shall be the "administrator" of the Plan, as such term shall be defined in Section 3(16)(A) of ERISA.
(b)    Responsibilities and Discretionary Authority. The Administrator shall have absolute and exclusive discretion to manage the Plan and to determine all issues and questions arising in the administration, interpretation, and application of the Plan, including, but not limited to, issues and questions relating to a Participant's eligibility for Plan benefits and to the nature, amount, conditions, and duration of any Plan benefits. Furthermore, the Administrator shall have absolute and exclusive discretion to formulate and to adopt any and all standards for use in calculations required in connection with the Plan and rules, regulations, and procedures that he or she deems necessary or desirable to effectuate the terms of the Plan; provided, however, that the Administrator shall not adopt a rule, regulation, or procedure that shall conflict with this Plan. Subject to the terms of any applicable contract or agreement, any interpretation or application of this Plan by the Administrator, or any rules, regulations, and procedures duly adopted by the Administrator, shall be final and binding upon Employees, Participants, Beneficiaries, and any and all other persons dealing with the Plan.
(c)    Delegation of Authority and Reliance on Agents. The Administrator may, in his or her discretion, allocate ministerial duties and responsibilities for the operation and administration of the Plan to one or more persons, who may or may not be Employees, and employ or retain one or more persons, including accountants and attorneys, to render advice with regard to any responsibility of the Administrator.
(d)    Reliance on Documents. The Administrator shall incur no liability in relying or in acting upon any instrument, application, notice, request, letter, or other paper or document believed by the Administrator to be genuine, to contain a true statement of facts, and to have been executed or sent by the proper person.

(e)    Immunity and Indemnification of Administrator. The Administrator shall not be liable for any of his or her acts or omissions, or the acts or omissions of any employee or agent authorized or retained pursuant to Subsection (c) above by the Administrator, except any act of the Administrator or any such person as constitutes gross negligence or willful misconduct. The Plan Sponsor shall indemnify the Administrator, to the fullest extent permitted by law, if the Administrator is ever made a party or is threatened to be made a party to any threatened, pending, or completed action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, any action by or in the right of the Plan Sponsor), by reason of the fact that the Administrator is or was, or relating to the Administrator's actions as, the Administrator, against any expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement that the Administrator incurs as a result of, or in connection with, such action, suit, claim, or proceeding, provided that the Administrator had no reasonable cause to believe that his or her conduct was unlawful.
6.6    Enrollment, Deferral Election and Other Procedures. The Administrator shall adopt and may amend procedures to be followed by Eligible Employees and Participants in electing to participate in this Plan, in electing to have Bonus Deferral Amounts and Salary Deferral Amounts made on their behalf, in selecting a form of distribution of any amount, and in taking any other actions required thereby under this Plan.
6.7    Correction of Prior Incorrect Allocations. Notwithstanding any other provisions of this Plan, in the event that an adjustment to a Deferral Account shall be required to correct an incorrect allocation to such account, the Administrator shall take such actions as he or she deems, in his or her sole discretion, to be necessary or desirable to correct such prior incorrect allocation.
6.8    Facility of Payment. If the Administrator shall determine that a Participant or the Beneficiary of a deceased Participant to whom a benefit is payable is unable to care for his or her affairs because of illness, accident or other incapacity, the Administrator may, in his or her discretion, direct that any payment otherwise due to the Participant or Beneficiary be paid to the legal guardian or other representative of the Participant or Beneficiary. Furthermore, the Administrator may, in his or her discretion, direct that any payment otherwise due to a minor Participant or Beneficiary of a deceased Participant be paid to the guardian of the minor or the person having custody of the minor. Any payment made in accordance with this Section 6.8 to a person other than a Participant or the Beneficiary of a deceased Participant shall, to the extent thereof, be a complete discharge of the Plan's obligation to the Participant or Beneficiary.
6.9    Unclaimed Benefits. If the Administrator cannot locate a Participant or the Beneficiary of a deceased Participant to whom payment of benefits under this Plan shall be required, following a diligent effort by the Administrator to locate the Participant or Beneficiary, such benefit shall be forfeited.

ARTICLE VII

STATUS OF PLAN
7.1    Unfunded Status of Plan. The Plan constitutes a mere promise by the Plan Sponsor to pay benefits in accordance with the terms of the Plan, and, to the extent that any person acquires a right to receive benefits from the Plan Sponsor under this Plan, such right shall be no greater than any right of any unsecured general creditor of the Plan Sponsor. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed so as to create a trust of any kind, or a fiduciary relationship between the Plan Sponsor and any Participant, Beneficiary, or other person.
7.2    Shares to be Issued. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Plan Sponsor reacquires, including shares it purchases on the open market.

Subject to any required action by the Plan Sponsor (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the Common Stock occurs without the Plan Sponsor’s receiving consideration, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan to the number and kind of shares of Common Stock credited to each Participant’s Account under the Plan, and the Common Stock Price.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to the items set forth in the preceding paragraph in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Any issue by the Plan Sponsor of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock credited to each Participant’s Account under the Plan, or the Common Stock Price, except as this Section 7.2 specifically provides. The crediting of a share of Common Stock under the Plan will not affect in any way the right or power of the Plan Sponsor to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

ARTICLE VIII

PLAN AMENDMENT OR TERMINATION
8.1    Right to Amend. The Plan Sponsor reserves the right to amend the Plan, by action duly taken by its Board of Directors, at any time and from time to time to any extent that the Plan Sponsor may deem advisable, and any such amendment shall take the form of an instrument in writing duly executed by one or more individuals duly authorized by the Board of Directors. Without limiting the generality of the foregoing, the Plan Sponsor specifically reserves the right to amend the Plan retroactively as may be deemed necessary. Notwithstanding the foregoing sentences, the Plan Sponsor shall not amend the Plan so as to reduce the balance in the Account of any Participant, or to reduce any Participant’s vested interest in his or her Account, in either case as of the date that such an amendment would otherwise be effective; unless any such amendment shall be reasonably required to comply with applicable law or to preserve the tax treatment of benefits provided under the Plan or is consented to by the affected Participant.
8.2    Right to Terminate. The Plan Sponsor reserves the right to terminate the Plan, by action duly taken by its Board of Directors, at any time as the Plan Sponsor may deem advisable. Upon termination of the Plan, the Plan Sponsor shall pay or provide for the payment of all liabilities with respect to Participants and Beneficiaries of deceased Participants by distributing amounts to and on behalf of such Participants and Beneficiaries. Notwithstanding the foregoing, the termination of the Plan shall not accelerate the time and form of payment of any amount except when the Plan Sponsor elects to terminate the Plan in accordance with one of the following:
(a)The Plan Sponsor elects to terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts are included in Participants’ gross incomes in the latest of (a) the calendar year in which the Plan termination occurs, (b) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which the payment of the amount is administratively practical.
(b)The Plan Sponsor elects to terminate the Plan under the following conditions: (i) the Employer terminates all arrangements sponsored by the Employer that would be aggregated with any terminated arrangements under the regulations promulgated under Code section 409A if the same Participant had deferrals of compensation under all such terminated arrangements; (ii) no payments (other than payments that would be payable under the terms of the arrangements if the termination had not occurred) are made within twelve (12) months of the termination of the arrangements; (iii) all payments are made within twenty-four (24) months of the termination of the arrangements; and (iv) no Employer adopts a new arrangement that would be aggregated with any terminated arrangement under the regulations promulgated under Code section 409A if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the Plan.
(c)The Plan Sponsor elects to terminate the Plan in accordance with any such other events and conditions that the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE IX

MISCELLANEOUS
9.1    No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employee and the Plan Sponsor or any Employer, as a right of any Employee to be continued in any employment position with, or the employment of, the Plan Sponsor or any Employer, or as a limitation of the right of the Plan Sponsor or any Employer to discharge any Employee.
9.2    Nonalienation of Benefits. Any benefits or rights to benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a Beneficiary or former Beneficiary, or for the support of any other relative, before payment thereof is received by the Participant, Beneficiary of a deceased Participant, or other person entitled to the benefit under the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable under this Plan shall be void.
9.3    Taxes. Neither the Plan Sponsor nor any Employer represents or guarantees that any particular federal, state, or local income, payroll, personal property or other tax consequence will result from participation in this Plan or payment of benefits under this Plan. Notwithstanding anything in this Plan to the contrary, the Administrator may, in his or her sole discretion, deduct and withhold applicable taxes from any payment of benefits under this Plan. For the avoidance of doubt, each Participant and Beneficiary shall be responsible for any and all taxes, interest, and penalties. The Administrator also may permit such obligations to be satisfied by the transfer to the Plan Sponsor or any Employer of cash, shares of Common Stock, or other property.
9.4    Not Compensation Under Other Benefit Plans. No amounts in a Participant's Account shall be deemed to be salary or compensation for purposes of the Danaher Corporation & Subsidiaries Savings Plan or any other employee benefit plan of the Plan Sponsor or any Employer except as and to the extent otherwise specifically provided in any such plan.
9.5    Merger or Consolidation of Plan Sponsor. If the Plan Sponsor is merged or consolidated with another organization, or another organization acquires all or substantially all of the Plan Sponsor's assets, such organization may become the "Plan Sponsor" hereunder by action of its board of directors and by action of the board of directors of the Plan Sponsor if still existent. Such change in plan sponsors shall not be deemed to be a termination of this Plan.
9.6    Savings Clause. If any term, covenant, or condition of this Plan, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Plan, or the application of any such term, covenant, or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Plan and each term, covenant, and condition hereof shall be valid and shall be enforced to the fullest extent permitted by law.
9.7    Governing Law. This Plan shall be construed, regulated and administered under the laws of the State of Delaware to the extent not pre-empted by ERISA or any other federal law.

9.8    Construction. As used in this Plan, the masculine and feminine gender shall be deemed to include the neuter gender, as appropriate, and the singular or plural number shall be deemed to include the other, as appropriate, unless the context clearly indicates to the contrary.
9.9    Headings No Part of Agreement. Headings of articles, sections and subsections of this Plan are inserted for convenience of reference; they constitute no part of the Plan and are not to be considered in the construction of the Plan.